Exhibit (h)(3)

GUINNESS ATKINSON FUNDS

POWER OF ATTORNEY

BE IT KNOWN ALL BY THESE PRESENT, that the person(s) whose signature appears below constitutes and appoints each of the following individually:

Rita Dam

Diane Drake

to act as attorney-in-fact and agent, with power of substitution and resubstitution, for the undersigned in any and all capacities to execute any and all documents relating to the Guinness Atkinson Funds, including but not limited to registration statements, amendments to registration statements, proxy solicitation materials, registration statement on Form N-14, applications for exemptive order rulings and amendments to applications, Form 3, Form 4 and Form 5 filings, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission. Each of the undersigned grants to the said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

By signing this Power of Attorney, I hereby revoke and rescind any earlier Power of Attorney signed by me in connection with my role as a Trustee of the Trust. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney expressly provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney and subject hereof. This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument.

Effective Date: September 8, 2025

/s/ James Atkinson	/s/ Bret A. Herscher
James Atkinson	Bret A. Herscher

/s/ Timothy Guinness	/s/ J. Brooks Reece, Jr.
Timothy Guinness	J. Brooks Reece, Jr.

/s/ James I. Fordwood	/s/ Jeffrey Long
James I. Fordwood	Jeffrey Long